Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-3 of Summit Financial Group, Inc. and Subsidiaries of our reports dated March 7, 2014, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Summit Financial Group, Inc. and Subsidiaries for the year ended December 31, 2013.
We also consent to the reference of our Firm under the caption “Experts” in the Prospectus, which is a part of this Registration Statement.
ARNETT FOSTER TOOTHMAN PLLC
Charleston, West Virginia
October 24, 2014

101 Washington Street East │P.O. Box 2629
Charleston, WV 25329
304.346.0441 │ 800.642.3601